200 Connell Drive

Berkeley Heights, NJ 07922

Genta Receives Special Protocol Assessment from FDA for Randomized Trial of Genasense® Plus Chemotherapy in Chronic Lymphocytic Leukemia

BERKELEY HEIGHTS, NJ – October 6, 2006 – Genta Incorporated (Nasdaq: GNTA) announced that the Company’s proposal for a randomized trial of Genasense® (oblimersen sodium) Injection in patients with chronic lymphocytic leukemia (CLL) has completed Special Protocol Assessment (SPA) by the Food and Drug Administration (FDA).  The SPA, which was submitted in December 2005, documents agreements regarding the trial’s design and planned analysis.  Genta has filed a New Drug Application (NDA) for Genasense plus chemotherapy, which is currently under review by FDA.  The NDA has a target action date for a marketing approval decision by October 29, 2006 under the Prescription Drug User Fee Act (PDUFA).

The proposed trial, which will be conducted in symptomatic patients who have not previously received chemotherapy, would randomize patients to receive fludarabine plus rituximab (Rituxan®; Genentech, Inc.) with or without Genasense.   The pivotal trial in the pending NDA employed a combination of fludarabine plus cyclophosphamide with or without Genasense in patients with relapsed or refractory CLL.  The NDA was the subject of a review by FDA’s Oncology Drug Advisory Committee (ODAC) on September 6, 2006 and did not receive a majority vote to approve the application.

“We are pleased that FDA had no outstanding issues regarding the design or analysis of this trial, and also with the Agency’s agreement that there were no safety issues that precluded the use of Genasense in previously untreated patients,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “While the NDA remains under active review, we will provide Genasense at no cost to CLL patients in response to single-patient IND requests (also known as “compassionate use” requests).  We will not make a decision whether to proceed with this new trial until we have had our requested meeting with FDA to review the status of the pending NDA.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense

plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

•

the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•

the safety and efficacy of the Company’s products or product candidates;

•

the Company’s assessment of its clinical trials;

•

the commencement and completion of clinical trials;

•

the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•

the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•

the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•

the adequacy of the Company’s patents and proprietary rights;

•

the impact of litigation that has been brought against the Company and its officers and directors; and

•

the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations

Media Relations

Tara Spiess/Andrea Romstad

Greg Tiberend

TS Communications Group, LLC

Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980